Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

September 27, 2010

among

DOVER MOTORSPORTS, INC.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

and

DVD ACQUISITION CORP.

1

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of September 27, 2010 among Dover Motorsports, Inc., a Delaware corporation (the “Company”), Dover Downs Gaming & Entertainment, Inc., a Delaware corporation (“Parent”), and DVD Acquisition Corp., a Delaware corporation wholly-owned by Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the Board of Directors of each of the Company and Parent have approved and deemed it advisable that their respective stockholders adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a Merger of the Merger Subsidiary with and into the Company under the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the respective Boards of Directors of Parent and Merger Subsidiary have approved this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury regulations promulgated under the Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.  Definitions.  (a) As used herein, the following terms have the following meanings:

“Affiliate” shall have the meaning ascribed to it under Rule 12b-2 under the 1934 Act; provided that for purposes of this Agreement, the Company and its Subsidiaries shall not be considered Affiliates of Parent and Parent and its Subsidiaries shall not be considered Affiliates of the Company unless otherwise expressly stated herein.

“Applicable Law” means, with respect to any Person, any foreign, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company Class A Stock” means the Class A common stock, $0.01 par value, of the Company.

“Company Stock” means the common stock, $0.01 par value, of the Company.

“Company Stock Plan” means any equity compensation plan or arrangement of the Company or any of its Subsidiaries.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Exchange Ratio” means .501.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect resulting from (A) changes in the financial or securities markets or general economic or political conditions, to the extent that such changes do not have a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industry in which such Person and its Subsidiaries operate, (B) changes (including changes of Applicable Law) or conditions generally affecting the industry in which such Person and its Subsidiaries operate to the extent that such changes do not have a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industry in which such Person and its Subsidiaries operate, (C) acts of war, sabotage or terrorism or natural disasters, to the extent that such changes do not have a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industry in which such Person and its Subsidiaries operate, (D) public disclosure of this Agreement and transactions contemplated by this Agreement or (E) changes in GAAP.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Parent Class A Stock” means the Class A common stock, $.01 par value of Parent.

“Parent Stock” means the common stock, par value $.01 of Parent.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Quorum” means a majority of the outstanding shares of capital stock of Company or Parent, as the case may be, on the record date entitled to vote at a meeting of stockholders.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adjusted Grant	2.04
Adjusted Option	2.04

Agreement	Preamble
Certificates	2.03
Closing	2.01
Company	Preamble
Company Board Recommendation	4.02
Company SEC Documents	4.05
Company Stock Grant	2.04
Company Stock Option	2.04
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
D&O Insurance	7.04
Effective Time	2.01
Election Form	2.03
End Date	10.01
Exchange Agent	2.03
Exchange Fund	2.03
Indemnified Person	7.04
Merger	2.01
Merger Consideration	2.02
Merger Subsidiary	Preamble
NYSE	2.06
Parent	Preamble
Parent Board Recommendation	5.02
Parent SEC Documents	5.04
Parent Stockholder Approval	5.02
Parent Stockholder Meeting	7.02
Surviving Entity	2.01
368 Reorganization	4.07
Uncertificated Shares	2.03

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

THE MERGER

Section 2.01.  The Merger.  (a) At the Effective Time, the Company shall be merged with and into Merger Subsidiary in accordance with Delaware Law (the “Merger”), whereupon the separate existence of the Merger Subsidiary shall cease, and Company shall be the surviving entity (the “Surviving Entity”).

(b)  Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in Dover, Delaware on or prior to December 31, 2010 if possible, but if after December 31, 2010, then no later than five Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.

(c)  At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed by Parent and the Company and specified in the certificate of merger).

(d)  From and after the Effective Time, the Surviving Entity shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02.  Conversion of Shares.  At the Effective Time by virtue of the Merger and without any action on the part of any holder of shares of Company Stock or Company Class A Stock or any holder of shares of common stock of Merger Subsidiary:

(a)  Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into one share of the Surviving Entity.

(b)  Each share of Company Stock held by the Company as treasury stock, if any, immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.  Each share of Company Stock held by Parent or Merger Subsidiary immediately prior to the Effective Time, if any, shall be canceled, and no payment shall be made with respect thereto.

(c)  Each share of Company Stock or Company Class A Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided herein be converted into the following (collectively, the “Merger Consideration”):

(i)  for each such share of Company Stock, the right to receive a number of shares of Parent Stock equal to the product of one share of Parent Stock multiplied by the Exchange Ratio; and

(ii)  for each such share of Company Class A Stock, the right to receive a number of shares of Parent Stock equal to the product of one share of Parent Stock multiplied by the Exchange Ratio.

Section 2.03.  Exchange Agent; Surrender and Payment.  (a) Prior to the date of the Company Stockholder Meeting, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (A) certificated shares of Company Stock and Company Class A Stock (the “Certificates”) or (B) uncertificated shares of Company Stock and Company Class A Stock (the “Uncertificated Shares”).  Parent shall deposit, or shall cause to be deposited with the Exchange Agent, as needed, for the benefit of the holders of the Certificates and the Uncertificated Shares, for

exchange in accordance with this Article 2, (i) certificates representing the shares of Parent Stock that constitute the Merger Consideration and (ii) an amount of cash necessary to satisfy the cash portion of the Merger Consideration (collectively, the “Exchange Fund”).  Promptly after the Effective Time, but no later than five Business Days, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of shares of Company Stock and Company Class A Stock which have not previously been delivered to the Exchange Agent, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent and which shall otherwise be in customary form and shall include customary provisions with respect to delivery of an “agent’s message” regarding the book-entry transfer of Uncertificated Shares) for use in such exchange.

(b)  The Company and Parent shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity and effectiveness of letters of transmittal and the payment of the Merger Consideration.

(c)  Each holder of shares of Company Stock and Company Class A Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock and Company Class A Stock represented by a Certificate or Uncertificated Share.  The shares of Parent Stock constituting part of such Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Company Stock or Company Class A Stock or is otherwise required under Applicable Law.  Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.03(f) and any cash in lieu of fractional shares pursuant to Section 2.06.

(d)  After the Effective Time, there shall be no further registration of transfers of shares of Company Stock or Company Class A Stock.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Entity or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)  Any portion of the Merger Consideration made available to the Exchange Agent that remains unclaimed by the holders of shares of Company Stock or Company Class A Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock or Company Class A Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto pursuant to Section 2.03(f) and any cash in lieu of fractional shares pursuant to Section 2.06, in respect of such shares without any interest thereon.  Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock or Company Class A Stock for any amounts properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Any amounts remaining unclaimed by holders of shares of Company Stock or Company Class A Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)  No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided herein, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section.  Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled hereunder, and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

(g)  The payment of any transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred by a holder of Company Stock or Company Class A Stock in connection with the Merger, and the filing of any related Tax returns and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.

Section 2.04.  Equity-Based Awards.  (a) The terms of each outstanding option to purchase shares of Company Stock under any Company Stock Plan, if any such options remain unexpired prior to the Effective Time (a “Company Stock Option”), whether or not exercisable or vested, shall be adjusted as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be converted into an option (each, an “Adjusted Option”) to acquire, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time, the number of shares of Parent Stock equal to the product of (i) the number of shares of Company Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio.  The exercise price per share of Parent Stock subject to any such Adjusted Option will be an amount (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Company Stock subject to such Company Stock Option immediately prior to the Effective Time divided by (B) the Exchange Ratio.

(b)  The terms of each outstanding restricted stock grant relative to shares of Company Stock under any Company Stock Plan (a “Company Stock Grant”), whether or not vested, shall be adjusted as necessary to provide that, at the Effective Time, each Company Stock Grant outstanding immediately prior to the Effective Time shall be converted into a grant (each, an “Adjusted Grant”) on the same terms and conditions as were applicable under such Company Stock Grant immediately prior to the Effective Time, for the number of shares of Parent Stock equal to the product of (i) the number of shares of Company Stock subject to such Company Stock Grant immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio.

(c)  Parent shall take such actions as are necessary for the assumption of the Company Stock Options and Company Stock Grants, including the reservation, issuance and listing of Parent Stock as is necessary to effectuate the transactions contemplated hereunder.

Section 2.05.  Adjustments.  If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase shares of Company Stock granted under the Company’s stock option or compensation plans or arrangements, the Merger Consideration shall be appropriately adjusted.

Section 2.06.  Fractional Shares.  No fractional shares of Parent Stock shall be issued in the Merger.  All fractional shares of Parent Stock that a holder of shares of Company Stock or Company Class A Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing price of a share of Parent Stock on the New York Stock Exchange  (“NYSE”) on the trading day immediately preceding the day on which the Effective Time occurs by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

Section 2.07.  Withholding Rights.  Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, Surviving Entity and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law.  If the Exchange Agent, Surviving Entity or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Exchange Agent, Surviving Entity or Parent, as the case may be, made such deduction and withholding.

Section 2.08.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond, in such reasonable amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock or Company Class A Stock represented by such Certificate, as contemplated hereunder.

Section 2.09.  Dissenter’s Rights.  Dissenter’s Rights are not available under Delaware Law to holders of capital stock of Company or Parent that object to the Merger.

ARTICLE 3

THE SURVIVING ENTITY

Section 3.01.  Certificate of Incorporation.  Subject to Section 7.04(b), the certificate of incorporation of Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Entity until amended in accordance with Applicable Law.

Section 3.02.  Bylaws.  Subject to Section 7.04(b), the bylaws of Company in effect at the Effective Time shall be the bylaws of the Surviving Entity until amended in accordance with the bylaws and Applicable Law.

Section 3.03.  Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the bylaws and Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Entity and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Entity.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as disclosed in any Company SEC Document, the Company represents and warrants to Parent that:

Section 4.01.  Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  The Company is duly qualified to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company in effect on the date of this Agreement.

Section 4.02.  Authorization.  (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company.  The affirmative vote of the holders of (i) a majority of votes represented by a Quorum, and (ii) a majority of the votes of the outstanding shares of Company Stock and Company Class A Stock whose holders are not Affiliates of the Company, are the only votes of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (together, the “Company Stockholder Approval”).  Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)           At meetings duly called and held, the Company’s Board of Directors has (x) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company and its stockholders, (y) approved and deemed advisable this Agreement and the transactions contemplated hereby and (z) resolved, subject to Section 6.02(b), to recommend approval and adoption of this Agreement by its stockholders (all such actions by the Company’s Board of Directors, the “Company Board Recommendation”).

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (b) filings with the NYSE and compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (c) a filing under the Hart Scott Rodino Act if the applicable size of transaction threshold is met, and (d) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 4.04.  Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to herein, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to herein, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 4.05.  SEC Filings and the Sarbanes-Oxley Act.  (a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)           As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)           As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing with respect to the disclosures that are amended or superseded), each Company SEC Document did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.06.  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP (except in the case of unaudited interim financial statements as permitted by Form 10-Q and Regulation S-X of the SEC) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 4.07.  Tax Treatment.  Neither the Company nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (a “368 Reorganization”).

Section 4.08.  Antitakeover Statutes and Related Matters.  The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from the supermajority voting provisions of Section 203 of Delaware Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions.

Section 4.09.  No Other Representations or Warranties.  Except for the representations and warranties contained in Article 5, the Company acknowledges that none of Parent, Merger Subsidiary or any other Subsidiary of Parent, or any other Person on behalf of Parent makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as disclosed in any Parent SEC Document, Parent represents and warrants to the Company that:

Section 5.01.  Existence and Power.  Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  Each of Parent and Merger Subsidiary is duly qualified to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  Parent has heretofore made available to the Company true and complete copies of the certificate of incorporation and bylaws of Parent and Merger Subsidiary, in each case, as in effect as of the date of this Agreement.

Section 5.02.  Authorization.  (a) The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within Parent’s corporate powers and, except for the required approval of Parent’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of Parent.  The affirmative vote of the holders of (i) a majority of votes represented by a Quorum, and (ii) a majority of the votes of the outstanding shares of Parent Stock and Parent Class A Stock whose holders are not Affiliates of Parent, are the only votes of the holders of any of Parent’s capital stock necessary in connection with the consummation of the Merger (together, the “Parent Stockholder Approval”).  Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)           At meetings duly called and held, Parent’s Board of Directors has (x) determined that this Agreement and the transactions contemplated hereby are in the best interests of Parent and its stockholders, (y) approved and deemed advisable this Agreement and the transactions contemplated hereby and (z) resolved, subject to Section 6.02(b), to recommend approval and adoption of this Agreement by its stockholders (all such actions by Parent’s Board of Directors, the “Parent Board Recommendation”).

Section 5.03.  Governmental Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (b) filings with the NYSE and compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (c) a filing under the Hart Scott Rodino Act if the applicable size of transaction threshold is met, and (d) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 5.04.  Non-contravention.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred to in herein, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in herein, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 5.05.  SEC Filings and the Sarbanes-Oxley Act.  (a) Parent has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Parent (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”).

(b)           As of its filing date (and as of the date of any amendment), each Parent SEC Document complied, and each Parent SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act, as the case may be.

(c)           As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing with respect to the disclosures that are amended or superseded), each Parent SEC Document did not, and each Parent SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.06.  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Filings fairly present in all material respects, in conformity with GAAP (except in the case of unaudited interim financial statements, as permitted by Form 10-Q and Regulation S-X of the SEC) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 5.07.  Tax Treatment.  Neither Parent nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a 368 Reorganization.

Section 5.08.  No Other Representations or Warranties.  Except for the representations and warranties contained in Article 4, each of Parent and Merger Subsidiary acknowledges that none of the Company or any of its Subsidiaries, or any other Person on behalf of the Company makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01.  Conduct of the Company.  From the date hereof until the Effective Time, (i) except as expressly contemplated herein (ii) unless Parent shall otherwise approve in writing (such approval not to be unreasonably withheld, delayed or conditioned) and (iii) except as required by Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (A) preserve intact its present business organization, (B) maintain in effect all of its federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (C) keep available the services of its directors, officers and key employees, (D) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it, (E) not amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise), (F) not (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, (iii) redeem, repurchase or acquire any Company Securities, except pursuant to any Company Stock Plan, or (iv) issue, deliver or sell, any Company Securities, except pursuant to any Company Stock Plan, (G) not enter into any transactions not in the ordinary course of its business, and (H) agree, resolve or commit to do any of the foregoing.

Section 6.02.  Company Stockholder Meeting.  (a) The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of this Agreement and obtaining the Company Stockholder Approval.  In connection with such meeting, the Company shall promptly prepare and file with the SEC, use reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable a proxy statement and all other proxy materials for such meeting.

(b)           The Board of Directors of the Company has recommended adoption of this Agreement by the Company’s stockholders and shall use its reasonable best efforts to obtain the Company Stockholder Approval, provided that it may in the exercise of its judgment and consistent with what it believes to be its fiduciary duties under Delaware Law, withdraw, modify or qualify the Company Board Recommendation without liability to Parent.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01.  Conduct of Parent.  From the date hereof until the Effective Time, (i) except as expressly contemplated herein (ii) unless Parent shall otherwise approve in writing (such approval not to be unreasonably withheld, delayed or conditioned) and (iii) except as required by Applicable Law, the Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (A) preserve intact its present business organization, (B) maintain in effect all of its federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (C) keep available the services of its directors, officers and key employees, (D) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it, (E) not amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise), (F) not (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than a regular quarterly dividend in an amount not greater than the prior quarterly dividend, (iii) redeem, repurchase or acquire any Company Securities, except pursuant to any Company Stock Plan, or (iv) issue, deliver or sell, any Company Securities, except pursuant to any Company Stock Plan, (G) not enter into any transactions not in the ordinary course of its business, and (H) agree, resolve or commit to do any of the foregoing.

Section 7.02.  Parent Stockholder Meeting.  (a) The Parent shall cause a meeting of its stockholders (the “Parent Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of this Agreement and obtaining the Parent Stockholder Approval.  In connection with such meeting, the Parent shall promptly prepare and file with the SEC, use reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable a proxy statement and all other proxy materials for such meeting.

(b)           The Board of Directors of Parent has recommended adoption of this Agreement by Parent’s stockholders and shall use its reasonable best efforts to obtain the Parent Stockholder Approval, provided that it may in the exercise of its judgment and consistent with what it believes to be its fiduciary duties under Delaware Law, withdraw, modify or qualify the Parent Board Recommendation without liability to the Company.

Section 7.03  Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.04.  Director and Officer Liability.  Parent shall cause the Surviving Entity, and the Surviving Entity hereby agrees, to do the following:

(a)  From and after the Effective Time, each of Parent and the Surviving Entity shall indemnify and hold harmless the present and former directors and officers of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof.

(b)  Parent shall cause to be maintained in effect (i) provisions in the Surviving Entity’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Entity) regarding elimination of liability of directors, indemnification of directors, officers and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement and (ii) in accordance with its terms each indemnification agreement between the Company and any officer or director of the Company in effect as of the date of this Agreement.

(c)  Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Entity as of the Effective Time, to obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies (the “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim in respect of acts or omissions occurring prior to the Effective Time and with terms that are reasonably acceptable to Parent and that are, with respect to coverage and amount, no less favorable than those of the Company’s existing D&O Insurance.  If the Company or the Surviving Entity for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Entity shall provide, for a period of six years after the Effective Time, D&O Insurance in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person currently covered by the Company’s existing D&O Insurance on terms with respect to coverage and amount no less favorable than those of the Company’s existing D&O Insurance; provided that, in satisfying this obligation, the Surviving Entity shall not be obligated to pay in the aggregate in excess of 250% of the amount per annum the Company paid in its last full policy year; provided, further, that if the aggregate premiums of such D&O Insurance exceeds such amount, the Surviving Entity shall be obligated to obtain D&O Insurance with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d)  If Parent, the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume the obligations set forth in this Section.

(e)  The rights of each Indemnified Person under this Section shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.05.  Stock Exchange Listing.  Parent shall use reasonable efforts to cause the shares of Parent Stock to be issued as part of the Merger Consideration to be listed on the NYSE, subject to official notice of issuance.

Section 7.06.  Consent of Lenders.  At or prior to the Effective Time, Parent shall use reasonable efforts to obtain consent to the Merger from the lenders under the credit facilities maintained by Parent and Company or enter into replacement credit facilities.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01.  Reasonable Best Efforts.  (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 8.02.  SEC Matters.  As promptly as practicable after the date hereof, Parent and the Company shall prepare and file a registration statement and joint proxy statement with the SEC.  Parent and the Company shall use their reasonable best efforts to cause the proxy statement to be cleared by the SEC and the registration statement to become effective under the 1933 Act as soon after each such filing as practicable and to keep the registration statement effective as long as is necessary to consummate the Merger. Each of the Company and Parent shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to its SEC filings and advise one another of any oral comments received from the SEC.  Each of the Company and Parent shall use its reasonable best efforts to ensure that its SEC filings comply in all material respects with the rules and regulations promulgated by the SEC under the 1933 Act and the 1934 Act, as the case may be.

Section 8.03.  Public Announcements.  Parent and the Company shall consult with each other before issuing any press release (including by providing the other party a reasonable opportunity to comment thereon), having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 8.04.  Further Assurances.  At and after the Effective Time, the officers of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

Section 8.05.  Access to Information.  From the date hereof until the Effective Time and subject to Applicable Law the Company and Parent shall and shall cause each of its respective Subsidiaries to (a) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party, (b) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation; provided that (i) the provision of any information or documents regarding the work papers of the Company’s auditors shall be subject to the requirements of such auditors and (ii) any information or documents subject to attorney-client privilege shall be redacted or limited to the extent necessary to preserve such privilege.  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party.  No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder.

Section 8.06.  Notices of Certain Events.  Each of the Company and Parent shall promptly notify and provide copies to the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of such party’s representation or warranty contained in this Agreement at any time during the term hereof that would reasonably be expected to cause any condition set forth in Article 9 not to be satisfied; and

(e) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

Section 8.07.  Tax-free Reorganization.  Prior to the Effective Time, each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a 368 Reorganization, and shall not take any action reasonably likely to cause the Merger not so to qualify.  Parent shall not take, or cause the Surviving Entity to take, any action after the Effective Time reasonably likely to cause the Merger not to qualify as a 368 Reorganization.

Section 8.08.  Stock Exchange De-listing.  Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Entity of the Company Stock from the NYSE and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01.  Conditions to the Obligations of Each Part.  The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Stockholder Approval and Parent Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b) no Applicable Law shall prohibit the consummation of the Merger;

(c) there shall not be pending any action or proceeding by any Governmental Authority or Person challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger;

(d) the registration statement for Parent Stock to be issued in the Merger shall have been declared effective and no stop order suspending the effectiveness of the registration statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

(e) the shares of Parent Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

(f) all material actions by or in respect of, or material filings with, any Governmental Authority, required to permit the consummation of the Merger shall have been taken, made or obtained.

Section 9.02.  Conditions to the Obligations of Parent and Merger Subsidiary.  The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, and (ii) the representations and warranties of the Company herein shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all respects only as of such time); and

(b) from the date of this Agreement to the Effective Time, there shall not have occurred and be continuing any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 9.03.  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time and (ii) the representations and warranties of Parent herein shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time).

(b) from the date of this Agreement to the Effective Time, there shall not have occurred and be continuing any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent or Merger Subsidiary.

ARTICLE 10

TERMINATION

Section 10.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated within one year from the date hereof (the “End Date”);

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and any such injunction shall have become final and nonappealable; or

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(iv) at the Parent Stockholder Meeting (including any adjournment or postponement thereof), the Parent Stockholder Approval shall not have been obtained; or

(c) by Parent if the Board of Directors of Parent in the exercise of its judgment and consistent with what it believes to be its fiduciary duties under Delaware Law determines that termination would be in the best interests of Parent and its stockholders; or

(d) by Company if the Board of Directors of Company in the exercise of its judgment and consistent with what it believes to be its fiduciary duties under Delaware Law determines that termination would be in the best interests of Company and its stockholders.

The party desiring to terminate this Agreement shall give notice of such termination to the other party.

Section 10.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto.

ARTICLE 11

MISCELLANEOUS

Section 11.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Dover Downs Gaming & Entertainment, Inc.

1131 N. DuPont Highway

Dover, DE  19901

Attention:    Denis McGlynn

Chief Executive Officer

with a copy to:

Dover Downs Gaming & Entertainment, Inc.

3505 Silverside Road, Suite 203

Wilmington, DE  19810

Attention:    Klaus M. Belohoubek

Senior Vice President — General Counsel

and

Joseph L. Seiler III

Dewey & LeBoeuf LLP

1301 Avenue of the Americas

New York, NY  10019-6092

if to the Company, to:

Dover Motorsports, Inc.

1131 N. DuPont Highway

Dover, DE  19901

Attention:    Denis McGlynn

Chief Executive Officer

with a copy to:

Dover Motorsports, Inc.

3505 Silverside Road, Suite 203

Wilmington, DE  19810

Attention:    Klaus M. Belohoubek

Senior Vice President — General Counsel

and

Joseph L. Seiler III

Dewey & LeBoeuf LLP

1301 Avenue of the Americas

New York, NY  10019-6092

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02.  Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 11.03.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.  Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.  There shall be no termination fee or break up fee.

Section 11.05.  Binding Effect; Benefit; Assignment.  (a) The provisions of this Agreement shall be binding upon and, except as provided herein, shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except as provided herein, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)  No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time prior to the mailing of the Proxy Statement and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.06.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.07.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.08.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.09.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.10.  Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.11.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

[The remainder of this page has been intentionally left blank;

the next page is the signature page.]

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

By:	/s/ Denis McGlynn
Name:	Denis McGlynn
Title:	Chief Executive Officer

DOVER MOTORSPORTS, INC.

By:	/s/ Denis McGlynn
Name:	Denis McGlynn
Title:	Chief Executive Officer

DVD ACQUSITION CORP.

By:	/s/ Denis McGlynn
Name:	Denis McGlynn
Title:	Chief Executive Officer